EXHIBIT 5.1

MOURANT OZANNES

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands
T +44 1534 676 000 F +44 1534 676 333
mourantozannes.com

The Directors

WPP plc

27 Farm Street

London W1J 5RJ

3 January 2013

Our ref: 8002492/56417269/2

Dear Sirs

WPP plc (the Company)

J. Walter Thompson Company Profit Sharing and Matched Savings Plan, the Hill and Knowlton, Inc. 401K Matched Savings Plan, The M Plan, and the Ogilvy & Mather Profit Sharing Retirement and 401(K) Plan (together, the Plans)

We have acted as Jersey legal advisers to the Company in connection with the registration statement on Form S-8 to be filed on or about 3 January 2013 (the Form S-8) relating to the Plans.

Under the Plans, the Company has granted, and may from time to time grant, awards relating to Plan Shares (as defined below) to employees of the Company or one of its subsidiaries (each, an award holder).

1.	Documents examined and related matters

(a)	For the purposes of this opinion we have examined and relied upon copies of the following documents:

(i)	a draft of the Form S-8 in the form in which it is to be filed with the US Securities and Exchange Commission; and

(ii)	the Company’s memorandum and articles of association.

(b)	For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates or other written confirmations of officers or employees of the Company or its subsidiaries as to matters of fact, without having independently verified such factual matters.

(c)	For the purposes of this opinion, we have not:

(i)	examined any other document relating to the Plans or the Plan Shares (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S-8); and

(ii)	undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

Mourant Ozannes is a Jersey partnership

Partners: D J Birtwistle, M Chambers, G R P Corbin, E C Devenport, S J V Felton, S M Gould, J Harvey-Hills, R A Hickling, J E Hill, W Lambert, B J Lincoln, J H Rainer, J A Richomme, G A Rigby, J D Rigby, B C Robins, J F Ruane, H E Ruelle, J P Speck, A J R Syvret, M Temple, J C Walker.

Consultants: A R Binnington, T J Herbert, I C James.

(d)	In this opinion:

(i)	non-assessable means, in relation to any Plan Shares, that no further sum shall be payable by a holder of those Plan Shares in respect of the purchase price of those Plan Shares pursuant to an award made under the relevant Plan; and

(ii)	Plan Shares means ordinary shares of 10 pence each in the capital of the Company which are to be issued or transferred to an award holder (or to the Company’s depositary on behalf of the award holder) pursuant to, or in connection with, an award made or to be made under the relevant Plan.

(e)	In this opinion, headings are for convenience only and do not affect its interpretation.

2.	Assumptions

In giving this opinion, we have assumed:

(a)	that the rules of each Plan have been properly adopted by the Company and that each Plan has been, and will at all times be, operated in accordance with its rules;

(b)	that the Company’s board of directors (or a duly authorised committee thereof):

(i)	has authorised and granted all existing awards relating to Plan Shares; and

(ii)	has resolved to satisfy all existing awards relating to Plan Shares,

in a manner consistent with the board’s or committee’s (as the case may be) fiduciary duties and in accordance with the rules of the relevant Plan and the Company’s articles of association;

(c)	that the Company’s board of directors (or a duly authorised committee thereof):

(i)	will duly authorise and grant all future awards relating to Plan Shares; and

(ii)	will resolve to satisfy all future awards relating to Plan Shares,

in a manner consistent with the board’s or committee’s (as the case may be) fiduciary duties and in accordance with the rules of the relevant Plan and the Company’s articles of association;

(d)	that all Plan Shares currently in issue which may be transferred to an award holder (or to the Company’s depositary on behalf of the award holder) under the relevant Plan in settlement of an award have been validly issued and are credited as fully paid;

(e)	that a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue, or (where applicable) approve the transfer of, the Plan Shares to the relevant award holder (or to the Company’s depositary on behalf of the award holder);

(f)	that the shareholders of the Company have conferred, or will confer, on the directors of the Company any authority to allot ordinary shares necessary under the Company’s articles of association for the directors to allot and issue the Plan Shares;

(g)	that no allotment and issue of Plan Shares will result in a breach of any authority to allot ordinary shares conferred on the directors of the Company by the shareholders of the Company or in the authorised share capital of the Company being exceeded;

(h)	that no Plan Shares have been, or will be, issued at a price less than their nominal value;

(i)	that all Plan Shares have been, or will be, duly allotted and issued and (where applicable) transferred, in accordance with the Company’s articles of association;

(j)	the authenticity, accuracy, completeness and conformity to original documents of all documents and certificates examined by us;

(k)	that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any officer of the Company or of one of its subsidiaries are genuinely those of the persons whose signatures they purport to be;

(l)	that words and phases used in the Form S-8 have the same meaning and effect as they would if the Form S-8 were governed by Jersey law;

(m)	that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and

(n)	that no event occurs after today’s date that would affect anything in this opinion.

3.	Opinion

As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualifications set out in this opinion, we are of the opinion that:

(a)	in relation to any Plan Shares to be allotted and issued to an award holder (or to the Company’s depositary on behalf of the award holder) under each Plan in settlement of the award holder’s award, upon the:

(i)	receipt in full by the Company of all amounts payable by the award holder under the relevant Plan in respect of the award holder’s award; and

(ii)	entry of the name of the award holder (or the Company’s depositary on behalf of the award holder) as the holder of those Plan Shares in the Company’s register of members,

those Plan Shares will be validly issued, fully paid and non-assessable; and

(b)	in relation to any Plan Shares to be transferred to an award holder (or to the Company’s depositary on behalf of the award holder) under each Plan in settlement of the award holder’s award, upon the:

(i)	receipt in full by the Company of all amounts payable by the award holder under the relevant Plan in respect of the award holder’s award; and

(ii)	entry of the name of the award holder (or the Company’s depositary on behalf of the award holder) as the holder of those Plan Shares in the Company’s register of members,

the award holder (or the Company’s depositary on behalf of the award holder) will be the legal owner of those Plan Shares and those Plan Shares will be non-assessable.

4.	Qualifications

Our opinion is subject to any matter of fact not disclosed to us and to the following qualifications:

(a)	under Jersey law and the Company’s articles of association, there are restrictions on the transfer of shares and exercise of voting rights in certain circumstances, including the following:

(i)	transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

(ii)	under the Company’s articles of association, the registration of a transfer of shares by a particular shareholder may be restricted if that shareholder has failed to disclose his interest in shares in the Company after having been served with notice by the Company requesting such disclosure;

(iii)	under the Company’s articles of association (but subject to the Companies (Uncertificated Securities) (Jersey) Order 1999 where applicable) the board of directors of the Company may decline to register certain transfers of shares;

(iv)	after the declaration of the property of the Company en désastre or the commencement of the insolvent winding up of the Company, a transfer of shares in the Company is void without the sanction of the Viscount or (as the case may be) the liquidator;

(v)	a company or the Jersey court may impose restrictions on the transferability and other rights of shares held by persons who do not comply with the company’s proper enquiries, under the company’s articles of association (if they so provide), concerning the ownership of shares; and

(vi)

there may be circumstances in which a holder of shares is obliged to transfer those shares under the provisions of the Companies (Jersey) Law 1991, for example, following the implementation of a takeover when minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement. Once a holder of shares becomes obliged to make such a transfer, the holder may not transfer those shares to another person;

(b)	shareholders can make arrangements outside the Company’s constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

(c)	the obligations of the Company under, or in respect of, the Plan Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

5.	Jersey law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

6.	Benefit of opinion

(a)	This opinion is only addressed to, and for the benefit of, the Company. It is given solely in connection with the issue and transfer of Plan Shares pursuant to the Plans. This opinion may not, without our prior written consent, be transmitted or disclosed to, or used or relied upon by, any other person (including, without limitation, any award holder) or be relied upon for any other purpose whatsoever.

(b)	We consent to the disclosure of this opinion as an exhibit to the Form S-8 and its filing with the US Securities and Exchange Commission.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes